EXHIBIT 12

                         MICHIGAN BELL TELEPHONE COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              (Dollars in Millions)

                                                  Three Months Ended
                                                        March 31
                                                   ---------------
                                                  1997         1996
                                                  ----         ----
1.  EARNINGS

     a) Income before interest expense,
         income taxes and undistributed
         equity earnings ....................  $  290.0      $  245.9

     b) Single Business Tax (2).................    6.4           6.3

     c) Portion of rental expense
         representative of the
         interest factor (1)(2)..............       2.9           3.1
                                               --------      --------
     Total 1(a) through 1(c).................  $  299.3      $  255.3
                                               --------      --------
2.  FIXED CHARGES

     a) Total interest expense including
         capital lease obligations ..........  $   21.1      $   21.1

     b) Capitalized interest................        0.4           0.5

     c) Portion of rental expense
         representative of the
         interest factor (1).................       2.9           3.1
                                               --------      --------
     Total 2(a) through 2(c).................  $   24.4      $   24.7
                                               --------      --------
3.  RATIO OF EARNINGS TO FIXED CHARGES.......     12.27         10.34
                                               ========      ========


(1) One-third of rental expense is considered to be the amount representing return on capital.

(2) Earnings represent income before income taxes and fixed charges. Since the Single Business Tax (the Tax) and rental expense have already been deducted, the Tax and the one-third portion of rental expense considered to be fixed charges are added back.